Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Seacoast Banking Corporation of Florida on Pre-Effective Amendment No. 1 to Form S-4 of our report dated March 16, 2015, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Seacoast Banking Corporation of Florida as of and for the year December 31, 2014, and to the reference to our firm under the heading “Experts” in this Registration Statement.

Crowe Horwath LLP
Fort Lauderdale, Florida
May 19, 2015